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EXHIBIT 12
HOVNANIAN ENTERPRISES, INC.
Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly owned mortgage banking and finance subsidiaries. (Dollars in Thousands)
                                                  Year Ended

                          October 31, October 31, October 31, October 31, October 31,
                             1999        1998        1997        1996        1995
                          ----------- ----------- ----------- ----------- -----------
Net income (loss).......  $  30,075   $  25,403   $  (6,970)  $  17,287   $  14,128
Add:
  Federal and State
    Income Taxes........     19,674      15,141      (5,154)      7,719       7,526
  Extraordinary Loss....        868         748
  Interest Expensed
    Res & Comm..........     31,570      39,352      37,704      32,157      30,744
  Interest Expensed
    Mortgage & Finance
    Subsidiaries........      3,240       3,099       1,778       2,354       2,836
  Amortization of Bond
    Prepaid Expenses....        549         625         636         671         671
                          ------------ ----------- --------- ----------- -----------
      Total Earnings....  $  85,976    $ 84,368    $ 27,994  $   60,188  $   55,905
                          ============ =========== ========= =========== ===========
Fixed Charges:
  Interest Incurred Res
    & Comm..............     24,594      28,947      34,777      35,551      37,828
  Interest Incurred
    Mortgage & Finance
    Subsidiaries........      3,240       3,099       1,778       2,354       2,836
  Amortization of Bond
    Prepaid Expenses....        549         625         636         671         671
                          ------------ ----------- --------- ----------- -----------
      Total Fixed
        Charges.........  $  28,383    $ 32,671    $ 37,191  $  38,576   $   41,335
                          ============ =========== ========= =========== ===========
Ratio...................        3.0         2.6         (a)        1.6          1.4

(a) Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.
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